UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                               GAMCO Investors, Inc.
                             ----------------------
                                (Name of Issuer)

                               Class A Common Stock
                             -----------------------
                         (Title of Class of Securities)

                                    361438104
                              --------------------
                                 (CUSIP Number)

                                December 31, 2011
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be Deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
 Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                PAGE 1 OF 4 PAGES

- ----------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       TAMRO Capital Partners LLC
- ----------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
       N/A
- ----------------------------------------------------------------------------
 3     SEC USE ONLY

- ----------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- ----------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            181,283
      NUMBER OF      ---------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             n/a
         EACH        ---------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               n/a
                     ---------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            219,450
- ----------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       219,450
- ----------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       n/a
- ----------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.29%
- ----------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
- ----------------------------------------------------------------------------


                                PAGE 2 OF 4 PAGES

              Item 1(a) Name of Issuer:
                        GAMCO Investors, Inc.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        One Corporate Center
			401 Theodore Fremd Avenue
			Rye, NY 10580

              Item 2(a) Name of Person Filing:
                        TAMRO Capital Partners LLC

             Item 2(b) Address of the Principal Office or, if none, Residence:
                        1701 Duke Street, Suite 250
                        Alexandria, VA 22314

              Item 2(c) Citizenship:
                        Delaware

              Item 2(d) Title of Class of Securities:
                        Class A Common Stock

              Item 2(e) CUSIP Number:
                        361438104

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

              Item 4    Ownership:
                        (a)  Amount Beneficially Owned:
                             219,450

                        (b)  Percent of Class:
                             3.29%

                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:
                             181,283

                        (ii)  shared power to vote or direct the vote:
                              n/a

                        (iii) sole power to dispose or to direct the
                              disposition of:
                              n/a

                        (iv) shared power to dispose or to direct the disposition of:
                              219,450


                                PAGE 3 OF 4 PAGES

          Item 5    Ownership of Five Percent or Less of a Class:
	            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

          Item 6    Ownership of More than Five Percent on Behalf of Another
                    Person:
                    Not applicable.

          Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                    Not applicable.

          Item 8    Identification and Classification of Members of the Group:
                    Not applicable.

          Item 9    Notice of Dissolution of a Group:
                    Not applicable.

          Item 10    Certification:
                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2012

                                     TAMRO Capital Partners LLC

                                      By:   /S/ BETSY MARKUS
                                            ----------------------------------
                                      Name: Betsy Markus
                                            Title: COO and CCO


                                PAGE 4 OF 4 PAGES